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                                                                    EXHIBIT 99.1
                                                                    ------------

                   GREAT PLAINS TO ACQUIRE PWA GROUP, LIMITED

  ENHANCED HUMAN RESOURCE, PAYROLL AND EMPLOYEE FACING E-BUSINESS APPLICATIONS
                                     ADDED

FARGO, ND, FEBRUARY 22, 2000 - Great Plains (NASDAQ: GPSI) today announced it intends to acquire PWA Group, Limited, a leading provider of upper-tier midmarket human resource and payroll solutions based in the United Kingdom. As a result of the acquisition, Great Plains will significantly expand its human resource and payroll reach with solutions that contain the functionality required by more complex organizations. Additionally, PWA's e-business employee facing intranet applications complement Great Plains' current e-business solution offerings.

Great Plains intends to acquire PWA through the issuance of approximately 407,000 shares of Great Plains common stock and $9.5 million in cash. The parties have entered into a letter of intent subject to certain closing conditions. The transaction is expected to be closed in Great Plains' third fiscal quarter and would be accounted for as a purchase accounting transaction.

With the acquisition, Great Plains would expand its powerful e-business employee facing solutions and further deliver on its vision of automating all processes that occur between a company and its employees. PWA Empower e-Xtend People allows employees to update selected personal human resource information about them via a corporate intranet. PWA Empower e-Xtend Manager provides line managers with instant access to vital human resource information on all staff reporting to them.

In addition, Great Plains would gain more than 120 highly skilled team members with extensive experience in developing, marketing, selling and implementing human resource and payroll solutions to the upper-tier of the midmarket.


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"Combining our strengths and talents with PWA's will accelerate our ability to deliver comprehensive e-business human resource and payroll solutions to the upper-tier of the midmarket," said Jodi Uecker-Rust, chief operating officer at Great Plains. "Our expanded solution offering increases our global reach and helps to further define our market leadership."

PWA Group, Limited, founded in 1987, develops and markets a range of human resource and payroll solutions, providing full consultancy, training and management support services to more than 1,400 customers in 58 countries, including more than 1,000 customers in the United Kingdom. Its human resource solutions are translated into the Danish, Dutch, French, German, Russian and Turkish languages. PWA is based in Marlow, Buckinghamshire, England and has two additional United Kingdom offices and an international network of 10 partner organizations.

Great Plains (Nasdaq: GPSI) delivers integrated front office/back office e-business solutions for the midmarket. Great Plains offers e-business applications for financials, distribution, enterprise reporting, project accounting, electronic commerce, human resource management, manufacturing, sales and marketing management, and customer service and support. Great Plains' solutions are sold and implemented by a unique worldwide network of independent partner organizations that share the company's commitment to lasting customer relationships. Named four times to the "Top 100 Companies to Work for in America" list, Great Plains has more than 1,460 team members worldwide. More information about Great Plains can be found at www.greatplains.com.

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This press release contains forward-looking statements that involve a number of risks and uncertainties, including statements about the expected consummation of the acquisition of PWA Group, Limited and the future benefits Great Plains expects to derive as a result of such acquisition. There exist a number of factors that could cause actual results to differ materially from those indicated. Such factors include: completion of the acquisition as anticipated; Great Plains' success in integrating PWA Group, Limited into its own operations; dependence upon distribution channels; competition; customer demand, pricing, and other factors set forth in the Company's Annual Report.

All product and company names may be trademarks or registered trademarks of their respective companies.